SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)



                               NETCREATIONS, INC.
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   64110N 10 2
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                                 (CUSIP Number)


                                November 12, 1999
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            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [   ]    Rule 13d-1(b)
           [   ]    Rule 13d-1(c)
           [ X ]    Rule 13d-1(d)


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CUSIP NO.  64110N102                      13G                  PAGE 2 OF 8 PAGES


1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rosalind B. Resnick
--------------------------------------------------------------------------------


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------


3.    SEC USE ONLY
--------------------------------------------------------------------------------


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
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  NUMBER OF SHARES        5. SOLE VOTING POWER:   5,954,500
 BENEFICIALLY OWNED          ---------------------------------------------------
         BY               6. SHARED VOTING POWER  -0-
   EACH REPORTING            ---------------------------------------------------
                          7. SOLE DISPOSITIVE POWER: 5,954,500
     PERSON WITH             ---------------------------------------------------
                          8. SHARED DISPOSITIVE POWER  -0-
--------------------------------------------------------------------------------


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,954,500
--------------------------------------------------------------------------------


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        [  ]
--------------------------------------------------------------------------------


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      38.4%
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12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------


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CUSIP NO.  64110N102                      13G                  PAGE 3 OF 8 PAGES


1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ryan Scott Druckenmiller
--------------------------------------------------------------------------------


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------


3.    SEC USE ONLY
--------------------------------------------------------------------------------


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------


  NUMBER OF SHARES        5. SOLE VOTING POWER:   5,730,035
 BENEFICIALLY OWNED          ---------------------------------------------------
         BY               6. SHARED VOTING POWER  -0-
   EACH REPORTING            ---------------------------------------------------
                          7. SOLE DISPOSITIVE POWER: 5,730,035
     PERSON WITH             ---------------------------------------------------
                          8. SHARED DISPOSITIVE POWER  -0-
--------------------------------------------------------------------------------


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,730,035
--------------------------------------------------------------------------------


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        [  ]
--------------------------------------------------------------------------------


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.0%
--------------------------------------------------------------------------------


12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

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CUSIP NO.  64110N102                      13G                  PAGE 4 OF 8 PAGES

ITEM      NAME OF ISSUER:
1(A).     NETCREATIONS, INC.
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ITEM      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
1(B).     379 West Broadway, Suite 202, New York, NY  10022
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ITEM     NAME OF PERSON FILING:
2(A).    (i)  Rosalind B. Resnick
         (ii) Ryan Scott Druckenmiller

         ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
         RESIDENCE:

                            (i)  Rosalind B. Resnick
                                 379 West Broadway, Suite 202
                                 New York, NY 10022

                            (ii) Ryan Scott Druckenmiller
                                 379 West Broadway, Suite 202
                                 New York, NY 10022
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ITEM      CITIZENSHIP:
2(C).    (i)  Rosalind B. Resnick:  USA
         (ii) Ryan Scott Druckenmiller:  USA
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ITEM     TITLE OF CLASS OF SECURITIES:
2(D).    Common Stock, par value $0.01 per share
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2(E).    ITEM CUSIP NUMBER:
         64110N102
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
         OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) [  ]  Broker or dealer registered under Section 15 of the Exchange Act.
    (b) [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c) [  ]  Insurance company defined in section 3(a)(19) of the Exchange Act.
    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
    (e) [  ]  An investment adviser in accordance with Rule 13d-1 b)(1)(ii)(E);
    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii)(F);


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CUSIP NO.  64110N102                      13G                  PAGE 5 OF 8 PAGES


    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(F);
    (h) [ ] A savings association ad defined in Section 3(b) of the Federal Deposit Insurance Act;
    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
    (j) [  ]  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.
     I.  Rosalind B. Resnick
         (a)  Amount beneficially owned:
                                         5,954,500
--------------------------------------------------------------------------------
         (b)  Percent of class:
                                                38.4%
--------------------------------------------------------------------------------

         (c)   Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote  5,954,500
         (ii)  Shared power to vote or to direct the vote -0-
         (iii) Sole power to
               dispose or to direct the disposition of 5,954,500
         (iv)  Shared power to dispose or to direct the disposition of   -0-

     II. Ryan Scott Druckenmiller
         (a)   Amount beneficially owned:
                                       5,730,035
         (b)   Percent of class:

                                         37.0%
         (c)   Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote  5,730,035
         (ii)  Shared power to vote or to direct the vote -0-
         (iii) Sole power to
               dispose or to direct the disposition of 5,730,035
         (iv)  Shared power to dispose or to direct the disposition of   -0-
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CUSIP NO.  64110N102                      13G                  PAGE 6 OF 8 PAGES

 ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

 ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable

 ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable

 ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

 ITEM 10. CERTIFICATIONS.

     Not Applicable



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CUSIP NO.  64110N102                      13G                  PAGE 7 OF 8 PAGES

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          February 14, 2000               /s/ Rosalind B. Resnick
                                   --------------------------------------
                                           Rosalind B. Resnick

          February 14, 2000            /s/ Ryan Scott Druckenmiller
                                   --------------------------------------
                                        Ryan Scott Druckenmiller


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CUSIP NO.  64110N102                      13G                  PAGE 8 OF 8 PAGES



                             CONSENT TO JOINT FILING


      Rosalind B. Resnick and Ryan Scott Druckenmiller hereby consent to the joint filing of this Schedule 13G with respect to the common stock of NetCreations, Inc. and agree that this Schedule 13G is filed on behalf of each of them.


February 14, 2000                               /s/ Rosalind B. Resnick
                                        --------------------------------------
                                                 Rosalind B. Resnick


February 14, 2000                            /s/ Ryan Scott Druckenmiller
                                        --------------------------------------
                                              Ryan Scott Druckenmiller